UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BIOENVISION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a letter from Bioenvision, Inc. to its stockholders.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed acquisition of Bioenvision, Inc. (“Bioenvision”) by Genzyme Corporation (“Genzyme”) and the required approval of the transaction by Bioenvision’s stockholders, Bioenvision filed a definitive proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”) on September 7, 2007. Stockholders of Bioenvision are urged to read the definitive proxy statement and any other relevant documents because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Bioenvision Investor Relations at (212) 750-6700 ext. 160. In addition, documents filed with the SEC by both Genzyme and Bioenvision are available free of charge at the SEC’s web site at http://www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Bioenvision in connection with the transaction, and their interests in the solicitation, is set forth in the proxy materials filed by Bioenvision with the SEC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in the letter are “forward-looking” statements, including express or implied statements regarding the future approval by Bioenvision’s stockholders of the pending agreement and plan of merger with Genzyme and regarding Bioenvision obtaining regulatory approval of its products.  Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with whether the merger of Wichita Bio Corporation with and into Bioenvision will be approved by the stockholders of Bioenvision; risks associated with the uncertainty as to whether such merger will in fact occur, risks associated with disruptions from the proposed merger transaction which may harm relationships with customers, employees, suppliers and partners; risks associated with the outcome of litigation and regulatory proceedings to which we are currently a party and may become a party in the future; risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Bioenvision’s compounds under development in particular; the potential failure of Bioenvision’s compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Bioenvision’s compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Bioenvision’s business, structure or projections; the development of competing products; uncertainties related to Bioenvision’s dependence on third parties and partners; and those risks described in Bioenvision’s filings with the SEC. Bioenvision assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law and the statements contained in the letter are current as of the date hereof only.

REMINDER — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

We recently sent you very important proxy material for the Special Meeting of Stockholders to be held October 4, 2007 to approve the merger of Bioenvision, Inc. with Genzyme Corporation. In order for you to receive the merger consideration of $5.60 per share in cash, we need a majority of all outstanding common stock and preferred stock to be voted “FOR” the approval of the merger agreement.  According to our latest records, your vote has not yet been received.

Time is short — please vote your proxy by telephone, Internet or mail today!

Your vote is important to us and we need your support.  A failure to cast any vote “FOR” the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.  Therefore, regardless of the number of shares you own, it is important they be represented at the meeting. Even if you plan to attend the meeting, please vote your shares now so that your vote can be counted without delay.

For the reasons set forth in the proxy statement dated September 7, 2007, your board of directors, by unanimous vote and after careful consideration, recommends that Bioenvision shareholders vote (1) “FOR” the approval of the merger agreement, (2) “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies and (3) “FOR” such other proposals, if any, as may properly be brought before the Special Meeting or any adjournment or postponement thereof, including proposals related to any procedural matters incident thereto.  Your board of directors strongly believes that the proposed merger allows shareholders to maximize the value of their investment in Bioenvision.

Follow the simple instructions on the enclosed proxy voting form to vote your shares by phone, Internet or by mail.  Remember, your broker cannot vote your shares unless you instruct him or her to do so and a failure to vote “FOR” the proposal to approve the merger agreement is the same as a vote “AGAINST” the proposal to approve the merger agreement.

If you have any questions relating to this shareholder meeting or voting your shares, you may call our proxy solicitor, The Altman Group, toll-free at (800) 622-1642.

Thank you in advance for your support and for acting promptly.

On behalf of your Board of Directors,

/s/ Christopher B. Wood
Christopher B. Wood
Chairman and Chief Executive Officer

If you have recently submitted your proxy,
please accept our thanks and disregard this request.

Bioenvision, Inc.
345 Park Avenue, 41 Floor
New York, NY 10154
Phone : 212-750-6700 / Fax 212-750-6777